UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Hercules Capital, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April   , 2020

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Hercules Capital, Inc. (the “Company”) to be held virtually at [               ] on June 12, 2020 at 10:00 a.m., Pacific Time.

Details regarding the business to be conducted at the special meeting are more fully described in the accompanying notice of special meeting and proxy statement. At the virtual meeting, you will be asked to approve a proposal to authorize the Company, with the approval of its board of directors, to sell or otherwise issue shares of its common stock at a price below its then current net asset value per share subject to certain limitations set forth herein (including, without limitation, that the number of shares issued does not exceed 25% of its then outstanding common stock).

Your vote is very important. Whether or not you plan to attend the virtual meeting, please cast your vote as soon as possible by Internet, by QR Code, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. For shares held in “street name,” please follow the relevant instructions for telephone and Internet voting provided by your broker, bank or other nominee. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting.

You will also receive separate proxy materials for the 2020 annual meeting of stockholders, which will be also held virtually at [                              ] at 9 a.m. (Pacific Time).

Your continuing support of Hercules is very much appreciated.

Sincerely,

Scott Bluestein Chief Executive Officer Chief Investment Officer

400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
(650) 289-3060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
HERCULES CAPITAL, INC.

Time	10:00 a.m., Pacific Time

Date	June 12, 2020

Place	Virtually at [ ]

Please have your 16-Digit Control Number to join the special meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted on www.proxyvote.com.

Purpose	1.
To consider and vote upon a proposal to authorize Hercules Capital, Inc. (the “Company”), with the approval of its board of directors, to sell or otherwise issue shares of its common stock at a price below its then current net asset value per share subject to certain limitations set forth herein (including without limitation, that the number of shares issued does not exceed 25% of its then outstanding common stock).

	2.	To transact such other business as may properly come before the special meeting.
.
Record Date
You have the right to receive notice of and to vote at the special meeting if you were a stockholder of record at the close of business on April 20, 2020. We plan to begin mailing this Proxy Statement on or about April 29, 2020 to all stockholders entitled to vote their shares at the special meeting.

Voting by Proxy
Please submit a proxy card or, for shares held in “street name,” voting instruction form as soon as possible so your shares can be voted at the virtual meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote by internet, by QR Code, by telephone or by following the instructions included with your proxy card. If your shares are held in “street name,” you will receive instructions for voting of shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the special meeting.

The enclosed Proxy Statement is also available at www.proxyvote.com. This website also includes copies of the proxy card and our annual report to stockholders. Stockholders may request a copy of the Proxy Statement and our annual report by contacting our main office at (650) 289-3060.

By Order of the Board,

General Counsel, Chief Compliance Officer and Secretary

PROXY STATEMENT—TABLE OF CONTENTS

Page

General	1

Purpose of Special Meeting	1

Voting Information	1

General Information and Casting Your Vote	3

Information Regarding this Solicitation	3

Security Ownership of Certain Beneficial Owners and Management	4

Proposal – Authorization of the Company to Sell or Otherwise Issue Share of its Common Stock at a Price Below its Then Current Net Asset Value Per Share Subject to the Conditions Set Forth in this Proposal	6

Background and Reasons to Offer Common Stock Below NAV	6

Key Stockholder Considerations	14

Other Business	15

Delivery of Proxy Materials	15

Available Information	15

SPECIAL MEETING OF STOCKHOLDERS
OF
HERCULES CAPITAL, INC.

JUNE 12, 2020

400 HAMILTON AVENUE, SUITE 310
PALO ALTO, CALIFORNIA 94301
 (650) 289-3060

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hercules Capital, Inc. (the “Company”) for use at a special meeting of the stockholders of the Company (the “Special Meeting”). The Special Meeting will be held virtually at [_____________], on June 12, 2020, at 10:00 a.m. (Pacific Time), and may be adjourned and reconvened as provided in the Proxy Statement. This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders, and the enclosed proxy card(s) are expected to be mailed on or about April 29, 2020.

PURPOSE OF SPECIAL MEETING

At the Special Meeting, you will be asked to consider and vote upon a proposal to authorize the Company, with the approval of its board of directors, to sell or otherwise issue shares of its common stock at a price below its then current net asset value per share subject to certain limitations set forth herein (including without limitation, that the number of shares issued does not exceed 25% of its then outstanding common stock).

VOTING INFORMATION

General

THE BOARD HAS APPROVED AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY, WITH THE APPROVAL OF ITS BOARD OF DIRECTORS, TO SELL OR OTHERWISE ISSUE SHARES OF ITS COMMON STOCK AT A PRICE BELOW ITS THEN CURRENT NET ASSET VALUE PER SHARE SUBJECT TO CERTAIN LIMITATIONS SET FORTH HEREIN (INCLUDING WITHOUT LIMITATION, THAT THE NUMBER OF SHARES ISSUED DOES NOT EXCEED 25% OF ITS THEN OUTSTANDING COMMON STOCK) (THE “PROPOSAL”).

Voting Securities

You may cast one vote for each share of common stock of the Company that you owned as of the close of business on April 20, 2020. Shares of the Company’s common stock have equal voting rights as all other shares of the Company’s common stock and are the only class of voting securities outstanding of the Company. As of April 20, 2020, the Company had [_________] shares of common stock outstanding.

Quorum Required

For the Company to conduct business at the Special Meeting, a quorum of stockholders of the Company must be present. The presence at the Special Meeting, in person (virtually) at the meeting or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting will constitute a quorum of the Company. Abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares will not be voted and will not be treated as shares that are present for quorum purposes. If there are not sufficient votes for a quorum to be established, the chairman of the Special Meeting may adjourn the Special Meeting to permit further solicitation of proxies by the Company.

[1]	GENERAL

Votes Required

The affirmative vote of (i) a “majority of the outstanding shares” of common stock entitled to vote at the Special Meeting, and (ii) a majority of the outstanding shares of common stock entitled to vote at the Special Meeting which are not held by persons affiliated with the Company. Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), “a majority of the outstanding shares” is defined as the lesser of: (i) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities. Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

Submitting Voting Instructions for Shares Held Through a Broker, Bank, Trustee or Nominee

If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee and want to participate in the Special Meeting, you must follow the instructions you receive from your broker, bank, trustee or nominee. Please instruct your broker, bank, trustee or nominee so your vote can be counted.

Discretionary Voting

Brokers, banks, trustees and nominees have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The Proposal being considered by the Company at the Special Meeting is a “non-routine” matter. If you hold your shares in “street name” through a broker, bank, trustee or nominee and do not provide your broker, bank, trustee or nominee who holds such shares of record with specific instructions regarding how to vote on the Proposal, your broker will not be permitted to exercise voting discretion with respect to the Proposal.

Please note that to be sure your vote is counted on the Proposal, you should instruct your broker, bank, trustee or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted at the Special Meeting and will not be counted as present for quorum purposes.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of the Company’s common stock, you may authorize a proxy to vote on your behalf by following the instructions provided on the enclosed proxy card. Authorizing your proxy will not limit your right to participate in the virtual Special Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Receipt of Multiple Proxy Cards

Some of the Company’s stockholders hold their shares in more than one account and may receive a separate proxy card or voting instruction form for each of those accounts. To ensure that all of your shares are represented at the Special Meeting, we recommend that you vote by following the instructions on each proxy card or voting instruction form that you receive.

Revoking Your Proxy

If you are a stockholder of record of the Company, you can revoke your proxy at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the Special Meeting to Hercules Capital, Inc. 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301 Attn: Melanie Grace, Secretary; (ii) submitting a later-dated proxy that we receive before the conclusion of voting at the Special Meeting; or (iii) participating in person (virtually) at the Special Meeting and voting your shares. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions.

Appraisal Rights

Stockholders who vote against the Proposal will not have appraisal or other similar rights.

VOTING INFORMATION	[2]

General Information and Casting Your Vote

For general information regarding our Proxy Statement, please review the questions and answers at the end of our Proxy Statement. For questions in which you require additional information, please call us at (650) 600-5405 or send an e-mail to Melanie Grace, Secretary, at mgrace@htgc.com.

You may cast your vote in any of the following ways:

Internet Visit www.proxyvote.com. You will need the 16-digit control number included in the proxy card, voter instruction card or notice.	QR Code You can scan the QR Code on your proxy card to vote with your mobile phone.	Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the control number included in your proxy card.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.
In Person
Attend the Special Meeting in person (virtually).
Please have your 16-Digit control number to join the special meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted on www.proxyvote.com.

INFORMATION REGARDING THIS SOLICITATION

In addition to mail and email, proxies may be solicited personally, via the Internet or by telephone or facsimile, by regular employees of the Company. No additional compensation will be paid to such regular employees for such services. The Company has engaged Broadridge Investor Communication Solutions, Inc. to provide certain solicitation services for which it will pay a fee of $5,000 plus reimbursement of out-of-pocket expenses. The Company will bear the costs of these services. You could be contacted by telephone by the solicitor on behalf of the Company and be urged to vote. The solicitor will not attempt to influence how you vote your shares but will only ask that you take time to cast a vote.

[3]	INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 8, 2020, the beneficial ownership of each current director, each nominee for director, our named executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 8, 2020 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 110,598,508 shares of common stock outstanding as of April 8, 2020.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

Our directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “40 Act”), and independent directors are all other directors.

Name and Address of Beneficial Owner	Type of Ownership	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Director
Scott Bluestein(2)	Record/Beneficial	905,233	*

Independent Directors
Robert P. Badavas(3)	Record/Beneficial	146,953	*
Gayle Crowell(4)	Record/Beneficial	8,691	*
Thomas J. Fallon(5)	Record/Beneficial	70,138	*
Carol Foster(6)	Record/Beneficial	6,381	*
Joseph F. Hoffman(7)	Record/Beneficial	57,745	*
Brad Koenig	Record/Beneficial	14,927	*
Doreen Woo Ho(8)	Record/Beneficial	27,149	*

Other Named Executive Officers
Seth H. Meyer(9)	Record/Beneficial	111,321	*
Melanie Grace(10)	Record/Beneficial	72,711	*

Executive officers and directors as a group (10 persons)(11)			1.3%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(2)	Includes 238,228 shares of vested deferred restricted stock and dividend equivalent shares and 389,543 shares of restricted common stock.
(3)	Includes 20,000 shares of common stock that can be acquired upon the exercise of outstanding options. All shares are held of record by the Robert P. Badavas Trust of 2007, and Mr. Badavas disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(4)	Includes 2,877 shares of restricted common stock.
(5)	Includes 25,000 shares of common stock that can be acquired upon the exercise of outstanding options. All shares are held of record by the Fallon Family Revocable Trust, and Mr. Fallon disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(6)	Includes 2,298 shares of restricted common stock.
(7)	Includes 25,000 shares of common stock that can be acquired upon the exercise of outstanding options and 4,604 shares of restricted common stock. All shares are held of record by the Hoffman Trust, and Mr. Hoffman disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(8)	Includes 10,000 shares of common stock that can be acquired upon the exercise of outstanding options and includes 4,604 shares of restricted common stock.
(9)	Includes 102,522 shares of restricted common stock.
(10)	Includes 38,743 shares of vested deferred restricted stock and dividend equivalent shares and 13,823 shares of restricted common stock.
SECURITY OWNERSHIP INFORMATION	[4]

(11)	Includes 80,000 shares of common stock that can be acquired upon the exercise of outstanding options, 276,971 shares of vested deferred restricted stock and dividend equivalent shares and 520,271 shares of restricted common stock.
*	Less than 1%.

The following table sets forth as of April 8, 2020, the dollar range of our securities owned by our directors and executive officers.

Name	Dollar Range of Equity Securities Beneficially Owned
Interested Director
Scott Bluestein	Over $100,000

Independent Directors
Robert P. Badavas	Over $100,000
Gayle Crowell	$50,000-$100,000
Thomas J. Fallon	Over $100,000
Carol Foster	$50,000-$100,000
Joseph F. Hoffman	Over $100,000
Brad Koenig	Over $100,000
Doreen Woo Ho	Over $100,000

Other Named Executive Officers
Seth H. Meyer	Over $100,000
Melanie Grace	Over $100,000

[5]	SECURITY OWNERSHIP INFORMATION

PROPOSAL 1: AUTHORIZATION OF THE COMPANY TO SELL OR OTHERWISE ISSUE SHARES OF ITS COMMON STOCK AT A PRICE BELOW ITS THEN CURRENT NET ASSET VALUE PER SHARE SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROPOSAL

General

The Company is a closed-end investment company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act. As a BDC, the Company is generally prohibited from issuing its common stock at a price below the then current net asset value per share ("NAV") unless it meets certain conditions, including obtaining stockholder approval.

As a result, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock, not exceeding 25% of its then outstanding common stock, at a price below NAV, subject to the conditions set forth in this proposal. If approved, the authorization would be effective for common stock issued during a twelve-month period expiring on the anniversary of the date of this Special Meeting.

The Board, including a majority of the directors who have no financial interest in this proposal and a majority of the independent directors, has approved this proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval. For these purposes, directors will not be deemed to have a financial interest solely by reason of their ownership of the Company's common stock. The Board believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the Company's best interests and the best interests of its stockholders. This would, among other things, provide access to the capital markets to pursue attractive investment opportunities during periods of volatility and improve capital resources to enable the Company to compete more effectively for high quality investment opportunities (which may include acquisitions of other companies or investment portfolios) and to add financial flexibility to comply with regulatory requirements and debt facility covenants, including the applicable debt to equity ratio. Upon obtaining the requisite stockholder approval, the Company will comply with the conditions described below in connection with any offering undertaken pursuant to this proposal. See below for a discussion of the risks of dilution.

Background and Reasons to Offer Common Stock Below NAV

Market Conditions Have Created, and May in the Future Create, Attractive Investment and Acquisition Opportunities

From time to time, capital markets may experience periods of disruption and instability. For example, between 2008 and 2009, the global capital markets were unstable as evidenced by periodic disruptions in liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. Despite actions of the U.S. federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. As a result of the disruption and volatility in the credit markets during this time, the Company saw a reduction in capital available to certain specialty finance companies and other capital providers, causing a reduction in competition. These conditions also coincided with lower stock prices for BDCs, with BDCs trading below NAV. The Company believes that favorable investment opportunities to invest at attractive risk-adjusted returns, including opportunities to make acquisitions of other companies or investment portfolios at attractive values, may be created during these periods of disruption and volatility.

The Company is working to navigate the significant challenges created by the unprecedented COVID-19 (Coronavirus) pandemic. If adverse market conditions continue or increase in severity and duration, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of attractive investment opportunities, including opportunities to make acquisitions of other companies or investment portfolios, that are created during these periods. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future. Stockholder approval of the proposal to sell shares of the Company's common stock below NAV, subject to the conditions set forth in this proposal, would provide the Company with the flexibility to invest in such attractive investment opportunities, which typically need to be made expeditiously and operate more effectively during this period of increased volatility.

PROPOSAL 1	[6]

Status as a BDC and RIC and Maintaining a Favorable Debt to Equity Ratio

As a BDC and a regulated investment company ("RIC") for tax purposes, the Company is limited in its ability to increase its capital through retained earnings. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from retaining meaningful amounts of earnings to support operations, which may include making new investments (including investments into existing portfolio companies). Further, BDCs must meet a certain debt to equity ratio in order to incur debt or issue senior securities. Effective on December 7, 2018, the Company's permitted debt to equity ratio increased from a maximum of 1:1 to a maximum of 2:1. In addition, certain of the Company's debt facilities also require that it maintain the applicable debt to equity ratio. Therefore, to continue to increase and maintain the Company's investment portfolio, the Company endeavors to maintain consistent access to capital through the public and private debt markets and the public equity markets enabling it to take advantage of investment opportunities as they arise.

Exceeding the applicable debt to equity ratio could have severe negative consequences for a BDC, including the inability to pay dividends, breach of debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed the applicable debt to equity ratio, the markets it operates in and the general economy may be volatile and uncertain. Even though the underlying performance of a particular portfolio company may not indicate an impairment or its inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of investments and create unrealized losses on certain investments. Any such write-downs in value, as well as unrealized losses based on the underlying performance of the Company's portfolio companies, if any, will negatively impact stockholders' equity and the resulting debt to equity ratio. Issuing additional equity would allow the Company to realign its debt to equity ratio and avoid these negative consequences. In addition to meeting legal requirements applicable to BDCs, having a more favorable debt to equity ratio would also generally strengthen the Company's balance sheet, potentially improve access to the debt markets and give it more flexibility to fully execute its business strategy.

Summary

The Board believes that having the flexibility to issue common stock below NAV in certain instances is in the best interests of the Company and its stockholders. This would, among other things, provide access to capital markets to pursue attractive investment and acquisition opportunities during periods of volatility, improve capital resources to enable the Company to compete more effectively for high quality investment opportunities and add financial flexibility to comply with regulatory requirements and debt facility covenants, including the applicable debt to equity ratio. It could also minimize the likelihood that the Company would be required to sell assets that the Company would not otherwise sell, which sales could occur at times and at prices that are disadvantageous to the Company and its stockholders.

The Company entered into an Equity Distribution Agreement, dated May 6, 2019, with JMP Securities LLC pursuant to which the Company may sell 12 million shares of its common stock (the “ATM Program”). While the Company has no immediate plans to sell shares of its common stock below NAV (other than through the ATM Program), it is seeking stockholder approval now in order to maintain access to the markets if the Company determines it should sell shares of common stock below NAV. These sales typically must be undertaken quickly. The final terms of any such sale will be determined by the Board at the time of issuance and the shares of common stock will not include preemptive rights. Also, because the Company has no immediate plans to issue any shares of its common stock below NAV (other than through the ATM program), it is not possible to describe the transaction or transactions in which such shares of common stock would be issued. Instead, any transaction in which the Company issues such shares of common stock, including the nature and amount of consideration that would be received by the Company at the time of issuance and the use of any such consideration, will be reviewed and approved by the Board at the time of issuance. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such issuance in accordance with the terms of this proposal. If approved, the authorization would be effective for common stock issued during a twelve-month period expiring on the anniversary of the date of the Special Meeting.

[7]	PROPOSAL 1

Trading History

The following table sets forth, for each fiscal quarter during the last three fiscal years and the first quarter of the current fiscal year, the Company's NAV, the range of high and low closing sales prices of its common stock as reported on the New York Stock Exchange and the closing sales price as a premium (discount) to NAV. On April 9, 2020, the last reported closing sales price of the Company's common stock on the New York Stock Exchange was $9.09 per share, which represented a discount of approximately (13.8)% to the NAV reported by the Company as of December 31, 2019.

			Price Range		High Sales Price Premium (Discount) to NAV(2)	Low Sales Price Premium (Discount) to NAV(2)
	NAV(1)		High	Low
Year ending December 31, 2017
First Quarter	$9.76		$15.43	$14.12	58.1%	44.7%
Second Quarter	$9.87		$15.56	$12.66	57.6%	28.3%
Third Quarter	$10.00		$13.50	$12.04	35.0%	20.4%
Fourth Quarter	$9.96		$13.94	$12.44	40.0%	24.9%
Year ending December 31, 2018
First Quarter	$9.72		$13.25	$11.89	36.3%	22.3%
Second Quarter	$10.22		$12.97	$11.99	26.9%	17.3%
Third Quarter	$10.38		$13.64	$12.71	31.4%	22.4%
Fourth Quarter	$9.90		$13.28	$10.63	34.1%	7.4%
Year ending December 31, 2019
First Quarter	$10.26		$14.04	$11.23	36.8%	9.5%
Second Quarter	$10.59		$13.75	$12.57	29.8%	18.7%
Third Quarter	$10.38		$13.44	$12.66	29.5%	22.0%
Fourth Quarter	$10.55		$14.44	$12.98	36.9%	23.0%
Year ending December 31, 2020
First Quarter		*	$15.99	$6.81	*	*
(1)	NAV is determined as of the last day in the relevant quarter and therefore may not reflect NAV on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares of common stock at the end of the relevant quarter.
(2)	Calculated as the respective high or low closing sales price less NAV, divided by NAV (in each case as of the applicable quarter).
*	NAV has not yet been calculated for this period.

The Company's common stock has historically traded at prices both above and below its NAV. It is not possible to predict whether its common stock will trade at, above or below NAV in the future.

PROPOSAL 1	[8]

Examples of Dilutive Effect of the Issuance of Shares Below NAV

The following three headings and accompanying tables explain and provide hypothetical examples on the impact of a public offering of the Company's common stock at a price less than NAV on three different types of investors:

•	existing stockholders who do not purchase any shares in the offering;
•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering; and
•	new investors who become stockholders by purchasing shares in the offering.

A placement of common stock at a price less than NAV to a third party in a private placement would have an impact substantially similar to the impact on existing stockholders who do not purchase any shares in the public offering described below.

Impact on Existing Stockholders Who Do Not Participate in the Offering

The Company's existing stockholders who do not participate in an offering below NAV or who do not buy additional shares in the secondary market at the same or lower price as the Company obtains in the offering (after expenses and commissions) face the greatest potential risks. These stockholders will experience an immediate dilution in the net asset value of the shares of common stock they hold. These stockholders will also experience a disproportionately greater decrease in their participation in the Company's earnings and assets and their voting power than the increase the Company will experience in its assets, potential earning power and voting interests due to such offering. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV. This decrease could be more pronounced as the size of the offering and level of discounts increases. Further, if current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below NAV, their voting power will be diluted.

The following chart illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from NAV. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

The examples assume that the issuer has 30 million shares outstanding, $600 million in total assets and $150 million in total liabilities. The current net asset value and NAV per share are thus $450 million and $15.00. The chart illustrates the dilutive effect on Stockholder A of (a) an offering of 1.5 million shares of common stock (5% of the outstanding shares) at $14.25 per share after offering expenses and commissions (a 5% discount from NAV), (b) an offering of 3 million shares of common stock (10% of the outstanding shares) at $13.50 per share after offering expenses and commissions (a 10% discount from NAV), (c) an offering of 6 million shares of common stock (20% of the outstanding shares) at $12.00 per share after offering expenses and commissions (a 20% discount from NAV) and (d) an offering of 7.5 million shares of common stock (25% of the outstanding shares) at $11.25 per share after offering expenses and commissions (a 25% discount from NAV). The prospectus pursuant to which any discounted offering is made will include a chart based on the actual number of shares of common stock in such offering and the actual discount to the most recently determined NAV. It is not possible to predict the level of market price decline that may occur.

[9]	PROPOSAL 1

		Example 1		Example 2		Example 3		Example 4
		5% Offering at 5% Discount		10% Offering at 10% Discount		20% Offering at 20% Discount		25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$15.00	—	$14.21	—	$12.63	—	$11.84	—
Net Proceeds per Share to Issuer		$14.25	—	$13.50	—	$12.00	—	$11.25	—
Decrease to Net Asset Value
Total Shares Outstanding	30,000,000	31,500,000	5.00%	33,000,000	10.00%	36,000,000	20.00%	37,500,000	25.00%
Net Asset Value per Share	$15.00	$14.96	(0.24)%	$14.86	(0.91)%	$14.50	(3.33)%	$14.25	(5.00)%
Dilution to Nonparticipating Stockholder
Shares Held by Stockholder A	30,000	30,000	0.00%	30,000	0.00%	30,000	0.00%	30,000	0.00%
Percentage Held by Stockholder A	0.10%	0.10%	(4.76)%	0.09%	(9.09)%	0.08%	(16.67)%	0.08%	(20.00)%
Total Net Asset Value Held by Stockholder A	$450,000	$448,929	(0.24)%	$445,909	(0.91)%	$435,000	(3.33)%	$427,500	(5.00)%
Total Investment by Stockholder A (Assumed to Be $15.00 per Share)	$450,000	$450,000		$450,000		$450,000		$450,000
Total Dilution to Stockholder A (Total Net Asset Value Less Total Investment)		$(1,071)		$(4,091)		$(15,000)		$(22,500)
Investment per Share Held by Stockholder A (Assumed to be $15.00 per Share on Shares Held Prior to Sale)	$15.00	$15.00	0.00%	$15.00	0.00%	$15.00	0.00%	$15.00	0.00%
Net Asset Value per Share Held by Stockholder A		$14.96		$14.86		$14.50		$14.25
Dilution per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.04)		$(0.14)		$(0.50)		$(0.75)
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)			(0.24)%		(0.91)%		(3.33)%		(5.00)%

PROPOSAL 1	[10]

Impact on Existing Stockholders Who Do Participate in the Offering

The Company's existing stockholders who participate in an offering below NAV or who buy additional shares in the secondary market at the same or lower price as the Company obtains in the offering (after expenses and commissions) will experience the same types of NAV dilution as the nonparticipating stockholders, although at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in shares of the Company's common stock immediately prior to the offering. The level of NAV dilution will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than such percentage will experience NAV dilution but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience accretion in NAV over their investment per share and will also experience a disproportionately greater increase in their participation in the Company's earnings and assets and their voting power than the Company's increase in assets, potential earning power and voting interests due to such offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that the Company may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience NAV dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV. This decrease could be more pronounced as the size of the offering and level of discounts increases.

The following chart illustrates the level of dilution and accretion in the hypothetical 20% discount offering from the prior chart (Example 3) for a stockholder that acquires shares equal to (a) 50% of its proportionate share of the offering (i.e., 3,000 shares, which is 0.05% of an offering of 6 million shares) rather than its 0.10% proportionate share and (b) 150% of such percentage (i.e., 9,000 shares, which is 0.15% of an offering of 6 million shares rather than its 0.10% proportionate share). The prospectus pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined NAV. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

		50% Participation		150% Participation
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$12.63		$12.63
Net Proceeds per Share to Issuer		$12.00		$12.00
Decrease/Increase to Net Asset Value
Total Shares Outstanding	30,000,000	36,000,000	20%	36,000,000	20%
Net Asset Value per Share	$15.00	$14.50	(3.33)%	$14.50	(3.33)%
Dilution/Accretion to Participating Stockholder Shares Held by Stockholder A	30,000	33,000	10%	39,000	30%
Percentage Held by Stockholder A	0.10%	0.09%	(8.33)%	0.11%	8.33%
Total Net Asset Value Held by Stockholder A	$450,000	$478,500	6.33%	$565,500	25.67%
Total Investment by Stockholder A (Assumed to be $15.00 per Share on Shares Held Prior to Sale)		$487,895		$563,684
Total Dilution/Accretion to Stockholder A (Total Net Asset Value Less Total Investment)		$(9,395)		$1,816
Investment per Share Held by Stockholder A (Assumed to Be $15.00 on Shares Held Prior to Sale)	$15.00	$14.78	(1.44)%	$14.45	(3.64)%
Net Asset Value per Share Held by Stockholder A		$14.50		$14.50
Dilution/Accretion per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.28)		$0.05	0.40%
Percentage Dilution/Accretion to Stockholder A (Dilution per Share Divided by Investment per Share)			(1.96)%		0.32%
[11]	PROPOSAL 1

Impact on New Investors

Investors who are not currently stockholders and who participate in an offering of shares of the Company's common stock below NAV, but whose investment per share is greater than the resulting NAV due to selling compensation and expenses paid by the Company, will experience an immediate decrease, although small, in the net asset value of their shares and their NAV compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering of shares of the Company's common stock below NAV and whose investment per share is also less than the resulting NAV due to selling compensation and expenses paid by the Company being significantly less than the discount per share, will experience an immediate increase in the net asset value of their shares and their NAV compared to the price they pay for their shares. These investors will experience a disproportionately greater participation in the Company's earnings and assets and their voting power than the Company's increase in assets, potential earning power and voting interests due to such offering. These investors will, however, be subject to the risk that the Company may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV. This decrease could be more pronounced as the size of the offering and level of discounts increases.

The following chart illustrates the level of dilution or accretion for new investors that would be experienced by a new investor in the same hypothetical 5%, 10%, 20% and 25% discounted offerings as described in the first chart above. The illustration is for a new investor who purchases the same percentage (0.10%) of the shares in the offering as Stockholder A in the prior examples held immediately prior to the offering. The prospectus pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined NAV. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

PROPOSAL 1	[12]

		Example 1		Example 2		Example 3		Example 4
		5% Offering at 5% Discount		10% Offering at 10% Discount		20% Offering at 20% Discount		25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$15.00		$14.21		$12.63		$11.84	—
Net Proceeds per Share to Issuer		$14.25		$13.50		$12.00		$11.25	—
Decrease/Increase to Net Asset Value
Total Shares Outstanding	30,000,000	31,500,000	5%	33,000,000	10%	36,000,000	20%	37,500,000	25.00%
Net Asset Value per Share	$15.00	$14.96	(0.24)%	$14.86	(0.91)%	$14.50	(3.33)%	$14.25	(5.00)%
Dilution/Accretion to New Investor A
Shares Held by Investor A	0	1,500		3,000		6,000		7,500	—
Percentage Held by Investor A	0.00%	0.00%		0.01%		0.02%		0.02%	—
Total Net Asset Value Held by Investor A	$0	$22,446		$44,591		$87,000		$106,875	—
Total Investment by Investor A (At Price to Public)		$22,500		$42,632		$75,789		$88,816	—
Total Dilution/Accretion to Investor A (Total Net Asset Value Less Total Investment)		$(54)		$1,959		$11,211		$18,059	—
Investment per Share Held by Investor A	$0	$15.00		$14.21		$12.63		$11.84	—
Net Asset Value per Share Held by Investor A		$14.96		$14.86		$14.50		$14.25	—
Dilution/Accretion per Share Held by Investor A (Net Asset Value per Share Less Investment per Share)		$(0.04)		$0.65		$1.87		$2.41	—
Percentage Dilution/Accretion to Investor A (Dilution per Share Divided by Investment per Share)			(0.24)%		4.60%		14.79%		20.33%

Conditions to Sales Below NAV

If stockholders approve this proposal, the Company will only issue shares of its common stock at a price below NAV pursuant to this stockholder proposal if the following conditions are met:

•	a "required majority" of the Company's directors have determined that any such sale would be in the best interests of the Company and its stockholders; and
•	a "required majority" of the Company's directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such common stock or immediately prior to the issuance of such common stock, that the price at which such shares of common stock are to be sold is not less than a price which closely approximates the market value of those shares of common stock, less any distributing commission or discount.

Under the Investment Company Act, a "required majority" of directors means both a majority of the Company's directors who have no financial interest in the transaction and a majority of the Company's independent directors. For these purposes, directors will not be deemed to have a financial interest solely by reason of their ownership of the Company's common stock.

[13]	PROPOSAL 1

Prior to the time of issuance, the Board may determine to issue shares of the Company's common stock below NAV in a registered public offering or in a private placement either with or without an obligation to seek to register their resale at the request of the holders. The Board may also determine to use an underwriter or placement agent to assist in selling such shares of common stock if it concludes that doing so would assist in marketing such shares of common stock on favorable terms.

Key Stockholder Considerations

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of the Company's common stock at a price that is less than NAV and the expenses associated with such issuance. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders who do not participate in such sale on at least a pro rata basis. This dilution would include reduction in NAV as a result of the issuance of shares at a price below NAV and a proportionately greater decrease in a stockholder's interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance.

The Investment Company Act establishes a connection between common stock sale price and NAV because, when common stock is sold or otherwise issued at a sale price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. The Board will consider the potential dilutive effect of the issuance of shares of common stock at a price below NAV when considering whether to authorize any such issuance pursuant to the stockholder approval being sought here.

Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance pursuant to this proposal, and thus any future issuance of common stock at a price below NAV will dilute such stockholders' holdings of common stock as a percentage of shares outstanding to the extent such stockholders do not purchase sufficient shares of common stock in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares of common stock to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.

As discussed above, it should be noted that the maximum number of shares of common stock issuable below NAV that could result in such dilution is limited to 25% of the Company's then outstanding common stock.

The affirmative vote of holders of at least a "majority," as defined in the Investment Company Act, of (1) the outstanding shares of the Company's common stock and (2) the outstanding shares of the Company's common stock held by persons that are not affiliated persons of the Company, is required to approve this proposal. Under the Investment Company Act, the vote of holders of a "majority" means the vote of the holders of the lesser of (a) 67% or more of the outstanding shares of the Company's common stock present or represented by proxy at the Special Meeting if the holders of more than 50% of the shares of the Company's common stock are present or represented by proxy or (b) more than 50% of the outstanding shares of the Company's common stock. Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

The Board recommends voting FOR this proposal to authorize the Company to sell or otherwise issue shares of its common stock at a price below its then current NAV subject to the limitations set forth in this proposal.

PROPOSAL 1	[14]

OTHER BUSINESS

The Board knows of no other matter that is likely to come before the Special Meeting or that may properly come before the Special Meeting, apart from the consideration of an adjournment.

If there appears not to be enough stockholders present in person (virtually) at the virtual meeting or by proxy for a quorum or to approve the Proposal at the Special Meeting, the chairman of the Special Meeting without a vote of stockholders, or the Stockholders who are present in person (virtually) at the virtual meeting or by proxy, may vote to adjourn the Special Meeting to permit the further solicitation of proxies. The person(s) named as proxies will vote proxies held by them for such adjournment.

DELIVERY OF PROXY MATERIALS

Please note that only one copy of the Proxy Statement may be delivered to two or more stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by writing to us or by calling us at (650) 289-3060. Please direct your written requests to Melanie Grace, Secretary, Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

AVAILABLE INFORMATION

Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8- K are available, without charge, on our website at http://investor.htgc.com/sec-filings or upon request by writing to the Company or by calling the Company at (650) 289-3060. Please direct written requests to Melanie Grace, Secretary, at the Company, Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. A reasonable fee will be charged for copies of request exhibits. Copies of such reports are also posted without charge on the SEC’s website at www.sec.gov.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 20, 2020, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MELANIE GRACE, SECRETARY, HERCULES CAPITAL, INC., 400 HAMILTON AVENUE, SUITE 310, PALO ALTO, CA 94301. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

Under Maryland law, the only matters that may be acted on at a special meeting of stockholders are those stated in the Notice of Special Meeting. Accordingly, other than procedural matters relating to the proposals, no other business may properly come before the Special Meeting. Should any procedural matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such procedural matters.

You are cordially invited to attend the virtual 2020 special meeting of stockholders at [_______]. Whether or not you plan to attend the virtual 2020 Special Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board

Melanie Grace General Counsel, Chief Compliance Officer and Secretary

[15]	OTHER BUSINESS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/[TBD]**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D11363-Z77026

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERCULES CAPITAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

Vote on Proposal

NOTE: All such other business as may properly come before the meeting will be transacted or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D11364-Z77026

HERCULES CAPITAL, INC.
Virtual Special Meeting of Stockholders
June 12, 2020
This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Scott Bluestein and Melanie Grace, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HERCULES CAPITAL, INC. that the stockholder(s) is/are entitled to vote at the Virtual Special Meeting of Stockholders to be held at 10:00 a.m., PT on June 12, 2020, at [TBD], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side